Message from Management January 27, 2020

Message from Management

Q3 Fiscal 2019 Results | January 27, 2020

Sprint

Michel Combes

President, Chief Executive Officer

Merger Update

- We remain excited by the opportunity to provide our customers a better network and customer experience with New T-Mobile and are encouraged by the progress we have made since the merger was announced.
    - We have received approval from the Committee on Foreign Investment in the United States and Team Telecom.
    - We have received favorable outcomes from 18 of the 19 required state utility commissions, with only the California PUC still outstanding.
    - The Federal Communications Commission (FCC) has voted in support of the merger.
    - Sprint and T-Mobile entered into a consent decree with the Department of Justice and announced several agreements with DISH Network, including a divestiture of our prepaid assets (excluding the Lifeline business).
    - The trial related to a lawsuit filed by a group of State Attorneys General recently concluded and we are awaiting a decision from the court.
- We remain optimistic about the remaining regulatory steps necessary to complete the merger as we continue to work with all stakeholders including the California PUC and various State Attorneys General.

Fiscal 3Q19 Highlights

- We continued to execute our Next-Gen Network plan and now have the second fastest network based on national average download speeds. We also expanded our True Mobile 5G network coverage to approximately 20 million people.
- Postpaid wireless service revenue has stabilized, as the number of accounts grew sequentially and year over year for the third consecutive quarter and average revenue per account, or ARPA, remained stable.
- We delivered postpaid net additions for the 10th consecutive quarter, driven by growth in data devices.
- Our digital transformation continued, as we increased our digital sales and accelerated our digital care initiatives while continuing to adopt artificial intelligence across different parts of the business.

Network Built for Unlimited

- We continued to invest in our network and execute our focused Next-Gen Network plan.
    - We are nearing completion on our initiative to upgrade sites with LTE bands, as 2.5 GHz spectrum is now substantially deployed on our existing macro sites.
    - Our Massive MIMO deployment continues to deliver improved LTE performance where available and provides the foundation for our mobile 5G network. We now have thousands of Massive MIMO sites on-air across the country.

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Message from Management

Q3 Fiscal 2019 Results | January 27, 2020

Sprint

  - Additionally, we now have approximately 37,000 small cells on air, which are delivering improvements in coverage, capacity and time on LTE to improve the customer experience in specific locations.
- These deployments have driven performance improvements and increased capacity, as we now have the second fastest network[1] and were the most improved operator in calendar 2019 with a 45 percent year-over-year increase in national average download speeds[2], according to Ookla Speedtest Intelligence data.
- While we are proud of the improvements we have made to the network, we recognize that there is still opportunity to improve the end-to-end quality of experience for our customers and we remain focused on quality metrics.
- Along with our LTE improvements, we have rolled out True Mobile 5G in select metro areas in the U.S. through software upgrades on our massive MIMO sites.
  - We expanded our True Mobile 5G network coverage to approximately 20 million people within nine metropolitan areas – Atlanta, Chicago, Dallas-Fort Worth, Houston, Kansas City, Los Angeles, New York City, Phoenix and Washington, D.C. In these areas, customers with 5G devices are experiencing dramatically faster speeds with our average 5G download speed of 215 Mbps more than 5X faster than Sprint LTE.[3]
  - Our device line-up includes 5G capable smartphones from LG, Samsung, and OnePlus, along with a hotspot device from HTC. We expect many more 5G devices to launch this year.

Unlimited for All

- We continued our Unlimited for All approach and executed our strategy of stabilizing the total number of postpaid accounts and increasing the number of lines per account.
  - Average postpaid accounts grew sequentially and year over year for the third consecutive quarter.
  - Meanwhile, the average connections per account continued to grow both sequentially and year over year.
- As part of our strategy, we are being more selective in our acquisition of new postpaid phone customers, with continued focus on growing accounts through data devices. This approach increases the total lifetime value of the customer account, as accounts generally have smartphones as the primary lines. The significant difference in device costs between smartphones and data devices for similar monthly recurring charges as additional lines on the account has the potential to deliver improved economics to Sprint and ultimately our shareholders.
- We delivered postpaid net additions for the 10th consecutive quarter, with 494,000 in the fiscal third quarter. This is a result of executing our strategy to grow our relationship with customers through data devices such as tablets, watches, connected car products, and connected trackers. These data device net additions were partially offset by losses in phones.

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[1] Based on analysis by Ookla® of Speedtest Intelligence® data average download speeds from Q4 2019 for All Mobile Results. Ookla® trademarks used under license and reprinted with permission.

[2] Based on analysis by Ookla® of Speedtest Intelligence® data average download speeds from December 2018 to December 2019 for All Mobile Results. Ookla® trademarks used under license and reprinted with permission.

[3] Based on analysis by Ookla® of Speedtest Intelligence® data average download speeds for December 2019 of 4G (LTE) and 5G Beta (NR) results. Ookla® trademarks used under license and reprinted with permission.

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Message from Management

Q3 Fiscal 2019 Results | January 27, 2020

Sprint

  - Total postpaid gross additions were up year over year for the fifth consecutive quarter as we increased sales of data devices. Even though we were more selective, postpaid phone gross additions grew year over year for the second consecutive quarter while also improving the prime mix.
  - Postpaid churn was up year over year, as customers continued to roll off introductory promotions. We expect the seasonal sequential improvement in the fiscal fourth quarter to be similar to last year.
- Our business segment delivered postpaid net additions for the 14th consecutive quarter driven by continued strength with small and medium businesses. In addition, Sprint recently won Frost and Sullivan's 2019 North American Business Communications Solution New Product Innovation Award for Sprint Smart Messaging – a solution that helps businesses communicate with their customers through an artificial intelligence (AI)-powered text messaging system.
- Our prepaid net losses of 174,000 in the quarter were similar to last year and an improvement of 33,000 compared to last quarter, as we saw lower churn and higher gross additions within our Boost brand.

Digital Transformation

- We continue to drive our digital transformation of the company, with enhanced digital capabilities driving higher sales, a better customer experience, and cost efficiencies.
- Because we lack the scale of the biggest wireless carriers, we must be more innovative by leveraging digital capabilities and employing advanced analytics, artificial intelligence and intelligent automation in our operations to further optimize our cost structure.
- From a digital sales perspective, we have seen strong growth in both the volume and mix of customers using digital channels.
  - Our postpaid gross additions in digital channels increased 80 percent year over year, including a more than 300 basis point improvement in the digital percentage of total gross additions.
  - Our postpaid upgrades increased more than 40 percent year over year, including an approximate 650 basis point improvement in the digital percentage of total upgrades. Priority Status, an innovative app-only program from Sprint that allows customers to reserve the newest, most-wanted devices before pre-order opens, was a significant driver of this growth.
- We are ramping our rollout of a cutting-edge intelligent customer experience that leverages artificial intelligence and analytics.
  - We have refined our approach regarding which customer issues are most appropriate to be handled digitally and now have more than 25 percent of targeted customer care web chats being handled by virtual agents.
  - We continued to launch voice-to-digital tools to complement our live agents, including Apple Business Chat options that allow customers calling with specific issues to resolve them digitally through an asynchronous messaging experience.
- Our in-house digital marketing continues to deliver improved web conversions and orders from digital media more than doubled year over year in the fiscal third quarter.
- This digital transformation and data-driven culture is expected to contribute to the evolution of our customer experience and potential cost reductions in the future.

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Q3 Fiscal 2019 Results | January 27, 2020  At the beginning of fiscal 2018, we adopted accounting standard ASC 606 for revenue recognition, which resulted in a reduction in wireless service revenue, offset by an increase in equipment sales and a deferral of commission expenses. While we have now reported for more than a year under the new standard, we would like to remind you that the impacts of this change will extend through fiscal 2019, even when comparing two results under the new standard as we applied the standard only to open contracts as of the effective date. Results will be presented under the new standard going forward, but we will also note areas where there are material ongoing impacts.  At the beginning of fiscal 2019, we adopted accounting standard ASC 842 for leases, which resulted in a $7.1 billion gross-up of assets and liabilities on the balance sheet, primarily related to recognizing right-of-use assets and related liabilities for operating leases.  Wireless service revenue of $5.2 billion in the quarter was down $254 million year over year, mostly driven by continued amortization of prepaid contract balances as a result of the adoption of revenue standard ASC 606 and lower Lifeline revenue, as the year-ago period included federal and state government subsidies claimed as a result of an inadvertent coding error. Adjusting for these impacts, total wireless service revenue was stable year- over-year and sequentially. We expect wireless service revenue to continue to be stable sequentially in the fiscal fourth quarter, excluding the continued non-operational revenue recognition impact to prepaid service revenue which will make it lower on a reported basis.  Postpaid service revenue of $4.2 billion was flat year over year, as average postpaid accounts of 11.3 million grew and postpaid ARPA of $124.80 was stable.  Postpaid phone ARPU of $50.37 remained stable year over year, while postpaid ARPU of $42.02 declined 4 percent year over year primarily driven by a higher mix of data devices, which generally have a lower monthly recurring charge than phones.  Prepaid service revenue of $740 million declined $184 million year over year, mostly due to the aforementioned accounting impact from implementing the new revenue standard. Prepaid ARPU remained stable year over year when excluding the non-operational accounting impact.  We continued to focus on cost optimization during the quarter by driving year over year gross reductions in cost of services and selling, general and administrative (SG&A) expenses, with most of the reductions coming from network optimization. These reductions have been ©2019 Sprint. This information is subject to Sprint policies regarding use and is the property of Sprint and/or its relevant affiliates and may contain restricted, confidential or privileged materials intended for the sole use of the intended recipient. Any review, use, distribution or disclosure is prohibited without authorization.

Q3 Fiscal 2019 Results | January 27, 2020 offset by incremental costs associated with network coverage and capacity improvements, along with other customer experience initiatives.  Cost of services expenses of $1.7 billion were up $70 million year over year, driven by incremental expenses associated with network investments and higher roaming expenses, partially offset by lower wireline network costs.  SG&A expenses of $2.0 billion for the quarter were up $42 million year over year, mostly due to higher bad debt expenses associated with an increase in installment billing sales. As a reminder, merger costs, which are not included in adjusted EBITDA, are reported in the SG&A line but were not materially different this quarter compared to the prior year quarter.  Adjusted EBITDA of $2.5 billion in the quarter was down $553 million year over year, partly as a result of the adoption of revenue standard ASC 606. We expect adjusted EBITDA to remain relatively flat sequentially in the fiscal fourth quarter.  Operating income of $66 million in the quarter included several non-recurring items, with the most material being a $381 million acceleration of amortization expense related to our Virgin Mobile brand and $57 million of non-cash expense related to a partial pension settlement, partially offset by a $270 million benefit primarily associated with legal recoveries for patent infringement lawsuits.  Net loss of $120 million compared with a net loss of $141 million in the year-ago period. We recorded a non-cash tax benefit of approximately $300 million this quarter to reduce our valuation allowance related to certain historic net operating loss carryforwards. We anticipate similar non-cash tax benefits may be recorded in future quarters as well.  Network cash capital expenditures of $1.1 billion represented the seventh consecutive quarter of more than $1 billion in spend due to continued investments in our Next-Gen Network initiatives. With the continued deployment of Massive MIMO, we expect capital spending to be around $1 billion in the fiscal fourth quarter.  Adjusted free cash flow of negative $433 million was approximately $475 million higher than the year-ago period, mostly due to lower capital expenditures as 2.5 GHz has now been substantially deployed to existing macro sites. We expect adjusted free cash flow to improve sequentially in the fiscal fourth quarter, mostly due to favorable changes in working capital.  We continue to have an adequate liquidity position with more than $5 billion of general- purpose availability. However, we will continue to be opportunistic in looking at the capital markets and maintain flexibility while we are still in the merger process. ©2019 Sprint. This information is subject to Sprint policies regarding use and is the property of Sprint and/or its relevant affiliates and may contain restricted, confidential or privileged materials intended for the sole use of the intended recipient. Any review, use, distribution or disclosure is prohibited without authorization.

Q3 Fiscal 2019 Results | January 27, 2020 * FINANCIAL MEASURES Sprint provides financial measures determined in accordance with GAAP and adjusted GAAP (non- GAAP).The non-GAAP financial measures reflect industry conventions, or standard measures of liquidity, profitability or performance commonly used by the investment community for comparability purposes. These measurements should be considered in addition to, but not as a substitute for, financial information prepared in accordance with GAAP. We have defined below each of the non- GAAP measures we use, but these measures may not be synonymous to similar measurement terms used by other companies. Sprint provides reconciliations of these non-GAAP measures in its financial reporting. Because Sprint does not predict special items that might occur in the future, and our forecasts are developed at a level of detail different than that used to prepare GAAP-based financial measures, Sprint does not provide reconciliations to GAAP of its forward-looking financial measures. The measures used in this release include the following: EBITDA is operating income/(loss) before depreciation and amortization. Adjusted EBITDA is EBITDA excluding severance, exit costs, and other special items. Adjusted EBITDA Margin represents Adjusted EBITDA divided by non-equipment net operating revenues for Wireless and Adjusted EBITDA divided by net operating revenues for Wireline. We believe that Adjusted EBITDA and Adjusted EBITDA Margin provide useful information to investors because they are an indicator of the strength and performance of our ongoing business operations. While depreciation and amortization are considered operating costs under GAAP, these expenses primarily represent non-cash current period costs associated with the use of long-lived tangible and definite-lived intangible assets. Adjusted EBITDA and Adjusted EBITDA Margin are calculations commonly used as a basis for investors, analysts and credit rating agencies to evaluate and compare the periodic and future operating performance and value of companies within the telecommunications industry. Free Cash Flow is the cash provided by operating activities less the cash used in investing activities other than short-term investments and equity method investments. Adjusted Free Cash Flow is Free Cash Flow plus the proceeds from device financings and sales of receivables, net of repayments. We believe that Free Cash Flow and Adjusted Free Cash Flow provide useful information to investors, analysts and our management about the cash generated by our core operations and net proceeds obtained to fund certain leased devices, respectively, after interest and dividends, if any, and our ability to fund scheduled debt maturities and other financing activities, including discretionary refinancing and retirement of debt and purchase or sale of investments. Net Debt is consolidated debt, including current maturities, less cash and cash equivalents and short- term investments. We believe that Net Debt provides useful information to investors, analysts and credit rating agencies about the capacity of the company to reduce the debt load and improve its capital structure. SAFE HARBOR This release includes “forward-looking statements” within the meaning of the securities laws. The words “may,” “could,” “should,” “estimate,” “project,” “forecast,” “intend,” “expect,” “anticipate,” “believe,” “target,” “plan”, “outlook,” “providing guidance,” and similar expressions are intended to identify information that is not historical in nature. All statements that address operating performance, ©2019 Sprint. This information is subject to Sprint policies regarding use and is the property of Sprint and/or its relevant affiliates and may contain restricted, confidential or privileged materials intended for the sole use of the intended recipient. Any review, use, distribution or disclosure is prohibited without authorization.

Q3 Fiscal 2019 Results | January 27, 2020 events or developments that we expect or anticipate will occur in the future — including statements relating to our network, subscriber growth, and liquidity; and statements expressing general views about future operating results — are forward-looking statements. Forward-looking statements are estimates and projections reflecting management’s judgment based on currently available information and involve a number of risks and uncertainties that could cause actual results to differ materially from those suggested by the forward-looking statements. With respect to these forward- looking statements, management has made assumptions regarding, among other things, the development and deployment of new technologies and services such as 5G; efficiencies and cost savings of new technologies and services; customer and network usage; subscriber additions and churn rates; service, speed, capacity, coverage and quality; availability of devices; availability of various financings; and the timing of various events and the economic environment. Sprint believes these forward-looking statements are reasonable; however, you should not place undue reliance on forward-looking statements, which are based on current expectations and speak only as of the date when made. Sprint undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law. In addition, forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from our company's historical experience and our present expectations or projections. Factors that might cause such differences include, but are not limited to, those discussed in Sprint Corporation’s Annual Report on Form 10-K for the fiscal year ended March 31, 2019 and, when filed, our Form 10-Q for the fiscal quarter ended December 31, 2019. You should understand that it is not possible to predict or identify all such factors. Consequently, you should not consider any such list to be a complete set of all potential risks or uncertainties. About Sprint: Sprint (NYSE: S) is a communications services company that creates more and better ways to connect its customers to the things they care about most. Sprint served 54.2 million connections as of December 31, 2019 and is widely recognized for developing, engineering and deploying innovative technologies, including the first wireless 4G service from a national carrier in the United States; leading no-contract brands including Virgin Mobile USA, Boost Mobile, and Assurance Wireless; instant national and international push-to-talk capabilities; and a global Tier 1 Internet backbone. Today, Sprint’s legacy of innovation and service continues with an increased investment to dramatically improve coverage, reliability, and speed across its nationwide network and commitment to launching a 5G mobile network in the U.S. You can learn more and visit Sprint at www.sprint.com or www.facebook.com/sprint and www.twitter.com/sprint. ©2019 Sprint. This information is subject to Sprint policies regarding use and is the property of Sprint and/or its relevant affiliates and may contain restricted, confidential or privileged materials intended for the sole use of the intended recipient. Any review, use, distribution or disclosure is prohibited without authorization.